Exhibit 99.1

FOR IMMEDIATE RELEASE

Chicago Rivet & Machine Co. Announces First Quarter Results of Operations.
Naperville, IL, May 9, 2011.  Chicago Rivet & Machine Co. (NYSE Amex, symbol: CVR) today announced results for the first quarter of 2011 as summarized below:

CHICAGO RIVET & MACHINE CO.
Summary of Consolidated Results of Operations
For the Three Months Ended March 31

	2011	2010

Net sales	$7,814,368	$6,761,393
Income before income taxes	177,022	48,869
Net income	117,022	33,869
Net income per share	.12	.04
Average shares outstanding	966,132	966,132

(All figures subject to year-end audit)

Contact:
     Kimberly A. Kirhofer
     Chicago Rivet & Machine Co.
     (630) 357-8500